Exhibit 99.1

       200 Connell Drive
Berkeley Heights, NJ  07922

Genta Updates Tesetaxel Clinical Trials Progress
at the BIO International Business Forum

BERKELEY HEIGHTS, NJ – June 29, 2011– Genta Incorporated (OTC: GNTA.OB) provided a comprehensive update of its clinical trials programs with tesetaxel, the Company’s lead investigational drug.  The information was presented by Genta’s Chairman and Chief Executive Officer, Dr. Raymond P. Warrell, Jr., at the 2011 BIO International Business Forum in Washington, D.C., the world’s premier partnering meeting.

Tesetaxel is the leading oral taxane in clinical development.  Updates in 7 ongoing or planned clinical trials include the following:

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Breast Cancer:  To date, with accrual of 21 patients, the major response rate in evaluable patients continues to exceed 50%.  Safety results are consistent with prior studies.  Based on these favorable data, two actions are anticipated: (1) expansion of the initial cohort treated on the once-every-3-weeks dosing schedule from 25 to 40 patients; and (2) a protocol amendment to evaluate dosing on an alternate schedule (i.e., once weekly for 3 consecutive weeks) after the dose has been identified from an ongoing study (see below).

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Gastric Cancer:  The Company intends to submit a request for Special Protocol Assessment (SPA) of its planned Phase 3 trial of tesetaxel as 2nd-line therapy in patients with advanced gastric cancer to the U.S. Food and Drug Administration (FDA) in Q3 2011.  The protocol has completed the “Scientific Advice” process at the European Medicines Agency (EMA) and is currently under review at other global regulatory authorities.

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The confirmatory Phase 2b study of tesetaxel as 2nd-line treatment for patients with advanced gastric cancer, which is currently open in the U.S., will be expanded into Asia with opening of a leading Korean cancer center in Q3 2011.

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Accrual to a study in 1st-line gastric cancer (i.e., escalating doses of tesetaxel in combination with full fixed doses of cisplatin and capecitabine [Xeloda®]) has been completed at the initial dose level.  To date, safety results are consistent with prior reports for the drugs used alone.  The trial is currently accruing patients at the second dose level (of a planned maximum of four).  This dose-finding phase is expected to enroll 12-15 patients.  Upon completion of the first phase, the study will expand to an extended multinational trial in approximately 48 patients.  This trial is expected to be a “run-in” study for a planned Phase 3 trial in previously untreated patients with advanced gastric cancer.

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A second, U.S.-based, confirmatory safety study of tesetaxel plus capecitabine in patients with advanced cancer has completed accrual.  Results, which will be submitted to FDA as part of the SPA request previously noted, are consistent with data from a recently published trial: http://www.ncbi.nlm.nih.gov/pubmed/21547572.

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Dose-Ranging Studies:  A study of escalating doses of tesetaxel in Japanese subjects has completed accrual at its initial dose level.  The trial is currently accruing patients at a level previously established as the maximally tolerable dose (MTD) in Western subjects.

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Having completed accrual to all lower dose levels, patients are currently being accrued to the weekly dosing schedule at 15 mg/m2 once per week for 3 weeks, followed by one week off.  Preliminary data suggests that this new schedule may enable approximately a 30% increase in the amount of drug that can be safely delivered compared with the once every 3 weeks schedule.  Upon determination of the MTD, the Company will evaluate the activity and safety of this schedule in patients with breast cancer.

About Tesetaxel

Unlike standard taxanes that must be administered intravenously, tesetaxel is a capsule that is taken by mouth.  Compared with the standard agents, clinical and preclinical data show that tesetaxel:

●	Is active in diseases that are resistant to standard taxanes
●	Is not associated with serious (occasionally fatal) hypersensitivity reactions
●	Eliminates requirements for premedication (e.g., steroids, antihistamines, etc.)
●	Is associated with less damage to peripheral nerves
●	Offers flexible and convenient dosing for patients

Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity.

About BIO

BIO represents more than 1,200 biotechnology companies, academic institutions, state biotechnology centers and related organizations across the United States and in more than 30 other nations. BIO members are involved in the research and development of innovative healthcare, agricultural, industrial and environmental biotechnology products. BIO also produces the BIO International Convention, the world’s largest gathering of the biotechnology industry, along with industry-leading investor and partnering meetings held around the world.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.   The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  A second portfolio compound, Genasense® (oblimersen sodium) Injection, is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy. Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

●	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
●	the safety and efficacy of the Company’s products or product candidates;
●	the timing of commencement and completion of any clinical trials;
●	the Company’s assessment of its clinical trials;
●	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
●	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
●	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
●	the adequacy of the Company’s patents and proprietary rights;
●	the impact of litigation that has been brought against the Company; and
●	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2011 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com

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